UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 4, 2008

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-17948	94-2838567
(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.	Completion of Acquisition or Disposition of Assets.

On January 4, 2008, pursuant to the previously announced Agreement and Plan of Merger (the “Merger Agreement”) dated October 11, 2007, by and among Electronic Arts Inc. (the “EA”), VG Holding Corp. (“VGH”), WHI Merger Corporation (“Merger Sub”), a wholly-owned subsidiary of EA, Elevation Management, LLC, as stockholder representative, and certain other parties, EA acquired VGH in a merger transaction whereby Merger Sub merged with and into VGH and became a wholly-owned subsidiary of EA (the “Merger”). VGH owns both BioWare Corp. and Pandemic Studios, LLC, which create action, adventure and role-playing games.

In connection with the Merger, EA has paid, or will pay, up to approximately $620 million in cash to the stockholders of VGH and will issue up to approximately $160 million in equity as management retention arrangements to certain employee founders of BioWare and Pandemic, which will be subject to time-based or performance-based vesting criteria. EA also assumed outstanding VGH stock options, which, on an as-converted basis, represent options to acquire approximately 1.2 million shares of EA common stock. In addition, EA lent VGH approximately $30 million during the period from October 11, 2007 through the completion of the acquisition.

Prior to becoming Chief Executive Officer of EA, John Riccitiello was a Founder and Managing Director of Elevation Partners, and also served as Chief Executive Officer of VGH. Mr. Riccitiello continues to hold an indirect financial interest in VGH as a result of his interest in the entity that controls Elevation Partners, L.P. and his interest in a limited partner of Elevation Partners, L.P. Elevation Partners, L.P. is a significant stockholder of VGH. As a result of the Merger, Mr. Riccitiello’s financial returns related to these interests, including returns of deemed capital contributions, could be up to $4.9 million at the time of partnership distributions in the future, if any. This amount could be reduced, however, by a variety of factors, including investment losses of Elevation, if any, as well as certain expenses of Elevation that could offset partnership profits. Upon his separation from Elevation, Mr. Riccitiello ceased to have any further control or influence over these factors.

From the commencement of negotiations with VGH, at the direction of EA’s Board of Directors, EA’s Audit Committee engaged directly with EA management (independently from Mr. Riccitiello) to analyze and consider the potential benefits, risks and material terms of the Merger. EA’s Board of Directors approved the Merger Agreement after reviewing with EA’s management and members of the Audit Committee the terms of the Merger and the potential benefits and risks thereof, as well as Mr. Riccitiello’s personal financial interest in VGH and the Merger. Mr. Riccitiello recused himself from the Board of Directors meeting during the Board’s deliberation of the Merger and he did not vote on the Merger Agreement.

A copy of the Merger Agreement, which EA filed with a Current Report on Form 8-K on October 11, 2007, is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among VG Holding Corp., WHI Merger Corporation, Electronic Arts Inc., the stockholders that are signatories thereto, and, with respect to Articles VII and IX only, Elevation Management, LLC, as stockholder representative. (1)

(1)	Incorporated by reference to exhibit filed with Registrant’s Current Report on Form 8-K, filed October 11, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated: January 8, 2008	By:	/s/ Warren C. Jenson
Warren C. Jenson
Executive Vice President,
Chief Financial and Administrative Officer